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SCHEDULE 14A INFORMATION

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Corrpro Companies, Inc.

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CORRPRO logo World Headquarters 1090 Enterprise Drive Medina, OH 44256 Phone (330) 723-5082 Fax (330) 723-0694 www.corrpro.com

August 20, 2004

Dear Shareholder:

Accompanying this letter is the Company’s Annual Report on Form 10-K/A for fiscal year ended March 31, 2004, which amends the
Form 10-K previously provided to you. The Company amended its balance sheet to reallocate the proceeds from the Company’s recapitalization and refinancing completed March 30, 2004, and make other conforming changes to its annual report. Please refer to the “Explanatory Note” at the top of page 2 of the Form 10-K/A for further explanation. The changes contained in this amendment are a non-cash event, do not affect our consolidated statements of operations and shareholders’ equity (deficit), and do not affect the financial covenants included in our financing arrangements.

Please also know that the Audit Committee of the Board has recommended to the full Board of Directors that these amended audited financial statements be included in the Form 10-K/A, and the Board has endorsed this action. The Supplemental Audit Committee Report states as follows:

At a meeting of the Committee, the Committee reviewed and discussed with management the Company’s amended audited annual financial statements for the three years ended March 31, 2004. The Committee recommended to the Board of the Company that the Company’s amended audited annual financial statements be included in the Company’s amended Annual Report on Form 10-K/A for the year ended March 31, 2004.

Members of the Audit Committee C. Richard Lynham, Chairman Neal R. Restivo Warren F. Rogers

Please remember that your vote is important.

Sincerely,

/s/ Joseph P. Lahey

Joseph P. Lahey
President & Chief Executive Officer